SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Capitol Street, Suite 3000, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2024 (the “Closing Date”), Waste Management, Inc. (the “Company”) entered into a delayed draw Term Credit Agreement in a principal amount of up to $7.2 billion (the “Credit Agreement”), with the banks party thereto (the “Banks”) and JPMorgan Chase Bank, N.A., as administrative agent for the Banks (the “Agent”). Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, guaranteed the Company's obligations under the Credit Agreement.  Borrowings under the Credit Agreement are to be used to pay all or a portion of the consideration for the Company’s pending acquisition of Stericycle, Inc. (the “Acquisition”); to pay, prepay or otherwise refinance certain existing indebtedness of Stericycle, Inc.; and/or to pay fees and expenses incurred in connection with the Acquisition and the Credit Agreement.

The Company currently has no outstanding borrowings under the Credit Agreement. Subject to customary conditions precedent, the funding of the Credit Agreement will occur substantially concurrently with the consummation of the Acquisition (the “Funding Date”). The term of the lending commitments under the Credit Agreement is to be consistent with the term of the Agreement and Plan of Merger dated as of June 3, 2024 by and among the Company, Stag Merger Sub, Inc., a wholly-owned subsidiary of the Company, and Stericycle, Inc. (the “Acquisition Agreement”). The lending commitments under the Credit Agreement shall automatically terminate upon any termination of the Acquisition Agreement. The Company has the right to request funding in an amount that is less than the $7.2 billion aggregate commitment amount under the Credit Agreement, and any undrawn commitments under the Credit Agreement shall automatically terminate on the Funding Date. The Company also has the right at any time and from time to time upon three business days’ notice to reduce, or to terminate entirely, the lending commitments under the Credit Agreement. The maturity date of any borrowings under the Credit Agreement shall be the first business day that is 364 days after the Funding Date.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The Credit Agreement contains one financial covenant, which sets forth a maximum total debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio. This covenant provides that the ratio of the Company’s total debt to its EBITDA (the “Leverage Ratio”) for the preceding four fiscal quarters may not exceed 3.75 to 1, provided that if an acquisition permitted under the Credit Agreement involving aggregate consideration in excess of $200 million occurs during a fiscal quarter, the Company shall have the right to increase the Leverage Ratio to 4.25 to 1 during such fiscal quarter and for the following three fiscal quarters (the “Elevated Leverage Ratio Period”). There may be no more than two Elevated Leverage Ratio Periods during the term of the Credit Agreement, and the Leverage Ratio must return to 3.75 to 1 for at least one quarter between Elevated Leverage Ratio Periods. The calculation of all components used in the Leverage Ratio covenant are as defined in the Credit Agreement. The Credit Agreement also contains certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens; engage in sale-leaseback transactions; and engage in mergers and consolidations.

The Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; a cross-default of more than $200 million; certain unsatisfied judgments of more than $200 million; certain ERISA-related events; and a change in control of the Company (as specified in the Credit Agreement). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Credit Agreement.

Under the Credit Agreement, the Company is required to pay the following fees to the Agent, for the ratable benefit of the Banks:

(a)            A ticking fee at a rate per annum ranging from 0.065% to 0.10% of the aggregate lending commitments under the Credit Agreement, accruing from the Closing Date up to the earlier of the Funding Date or the termination or expiration of the commitments under the Credit Agreement, payable quarterly in arrears (the “Ticking Fee”);

(b)            Extension fees in an amount equal to 0.03% of the aggregate lending commitments under the Credit Agreement in effect on each of June 3, 2025 and December 3, 2025, which will be due and payable on the first business day succeeding such specified dates; and

(c)            Duration fees in an amount equal to (i) 0.05% of the aggregate principal amount of the borrowings outstanding under the Credit Agreement on each of December 31, 2024 and December 31, 2025 and (ii) 0.10% of the aggregate principal amount of the borrowings outstanding under the Credit Agreement on the last day of each fiscal quarter ending after the Funding Date (the “Quarterly Duration Fee”); all duration fees shall be due and payable on the first business day succeeding such specified dates; provided however, the Quarterly Duration Fee shall not be owed for the first fiscal quarter after the Funding Date if the Funding Date occurs within the last 30 days of such fiscal quarter.

Borrowings under the Credit Agreement will bear interest at a base rate or the secured overnight financing rate as administered by the Federal Reserve Bank of New York (“SOFR”) for the applicable interest period (a “Term SOFR Loan”), plus the applicable margin for base rate loans or Term SOFR Loans. The applicable margin for base rate loans and Term SOFR Loans, as well as the Ticking Fee, depend on the Company’s senior public debt rating, as determined by Standard & Poor’s or Moody’s. Under the Credit Agreement, (a) the applicable margin for Term SOFR Loans varies between 0.90% and 1.250% per annum and (b) the applicable margin for base rate loans varies between zero and 0.250% per annum. Based on the Company’s current senior public debt rating, the Ticking Fee is 0.065% per annum; the applicable margin for Term SOFR Loans is 0.90% per annum; and the applicable margin for base rate loans is zero. In certain instances, the Agent may approve a comparable or successor reference rate.

Several of the Banks that are party to the Credit Agreement, or their affiliates, have in the past performed, and/or may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and/or may in the future receive, customary compensation and reimbursement of expenses.

The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index
Exhibit Number	Description

10.1	Term Credit Agreement dated as of August 28, 2024 by and among Waste Management, Inc., Waste Management Holdings, Inc., the banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: September 3, 2024	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Executive Vice President & Chief Legal Officer